Scholastic Completes Sale Of Educational Technology And Services Business Segment

NEW YORK, May 29, 2015 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, announced today it had completed the previously reported sale of its Educational Technology and Services business segment ("EdTech") to Houghton Mifflin Harcourt Company (NASDAQ: HMHC), including the equity in International Center for Leadership in Education and Tom Snyder Productions, Inc., for $575 million in cash, subject to adjustment. The sale was completed pursuant to a Stock and Asset Purchase Agreement entered into on April 24, 2015, as previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission. With the completion of the sale, Scholastic will remain focused on growing its core children's book business, including school book clubs, book fairs and trade, and the publishing and sale to schools of print and digital instructional materials, both in the US and around the world, with a major presence in Canada, Australia, UK, and Asia.

Scholastic will provide information concerning the sale of the EdTech business, including unaudited pro forma condensed consolidated financial information of the Company reflecting the disposition of this business on a Form 8-K to be filed, as required, within four business days of the completion of the sale. Additional information will be issued in connection with the Company's fourth quarter earnings release and in the Company's subsequent Annual Report on Form 10-K in July 2015.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning materials and programs, classroom magazines and other products that, in combination, offer schools customized and comprehensive solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 94 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

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CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com